September 18, 1996

Blessings Corporation
Newport News,  Virginia

     We have made a review, in accordance with standards established by the American Institute of Cerfified Public Accountants, of the unaudited interim financial information of Blessings Corporation and subsidiaries for the periods ended March 31, 1996 and April 22, 1995 and June 30, 1996 and July 15, 1995, as indicated in our reports dated April 23, 1996 and July 26, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, are being used in this Registration Statement.

     We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.

Richmond, Virginia